Exhibit 14

CIRCUS AND ELDORADO JOINT VENTURE

AND SILVER LEGACY CAPITAL CORP.

CODE OF ETHICS FOR SENIOR OFFICERS

This Code of Ethics for Senior Officers (“Code of Ethics”) has been adopted by the Executive Committee of Circus and Eldorado Joint Venture (the “Partnership”) and the Board of Directors of Silver Legacy Capital Corp. (“Capital”) and is applicable to the Partnership’s and Capital’s Chief Executive Officer (the “CEO”), Chief Financial Officer, Chief Accounting Officer, and any persons from time to time performing similar functions (collectively, the “Senior Officers”). The provisions set forth in this Code of Ethics are intended to supplement the provisions applicable to the Senior Officers under the Code of Business Conduct and Ethics for Directors, Officers and Employees of the Partnership.

Each of the Senior Officers shall:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and promote ethical behavior in his or her work environment;

•	Avoid transactions and relationships that involve potential conflicts of interest that have not been reviewed and approved by the Partnership’s Audit Committee (the “Audit Committee”);

•	Comply in good faith with applicable laws, rules and regulations of federal, state, and local governments (including, without limitation, applicable gaming and securities laws and regulations); and

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

The Senior Officers, in the performance of their duties, are subject to the following specific policies:

1.	The Senior Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Partnership and Capital (collectively, the “Issuers”) with the Securities and Exchange Commission (the “SEC”) and in the other public communications made by the Issuers. Accordingly, it is the responsibility of each of the Senior Officers promptly to bring to the attention of a member of the Issuer’s Disclosure Committee (the “Disclosure Committee”) any material information of which he or she may become aware that affects the disclosures made by the Issuers in their public filings or other public communications and otherwise assist the Issuers in fulfilling their responsibilities as specified in the Company’s Financial Reporting and Disclosure Controls and Procedures Policy.

2.	Each Senior Officer shall promptly bring to the attention of a member of the Disclosure Committee and a member of the Audit Committee any information he or she may have concerning

•	significant deficiencies in the design or operation of internal controls which could adversely affect the Issuers’ ability to record, process, summarize and report financial data; or

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Issuers’ financial reporting, disclosures or internal controls.

3.	Each Senior Officer shall promptly bring to the attention of the Issuers’ CEO and the Audit Committee, any information he or she may have concerning any violation of the Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Issuers’ financial reporting, disclosures or internal controls.

4.	Each Senior Officer shall promptly bring to the attention of the Issuers’ CEO, and bring to the attention of the Audit Committee, any information he or she may have concerning evidence of a material violation of the securities, gaming or other laws, rules or regulations applicable to the Issuers and the operation of their business, by the Issuers or any entity or individual acting on behalf of the Issuers, or of any violation of the Code of Business Conduct and Ethics or of this Code of Ethics.

5.	The Executive Committee (or, if designated by the Executive Committee, the Audit Committee) shall determine the appropriate actions to be taken in the event of any violation of this Code of Ethics by any Senior Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include, as appropriate, any of the following:

•	written notice to the individual involved that the Executive Committee or the Audit Committee has determined that there has been a violation;

•	censure by the Executive Committee or the Audit Committee;

•	demotion or re-assignment of the individual involved

•	suspension with or without pay or benefits (as determined by the Executive Committee or the Audit Committee); and

•	termination of the individual’s employment.

In determining what action is appropriate in a particular case, the Executive Committee or the Audit Committee shall take into account all relevant information, including:

•	the nature and severity of the violation;

•	whether the violation involves a single occurrence or repeated occurrences;

•	whether the violation appears to have been intentional or inadvertent;

•	whether the individual in question had been advised prior to the violation as to the proper course of action; and

•	whether or not the individual in question had committed other violations in the past.

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